Exhibit 99.1

ZOLL Medical Corporation Announces Third Quarter Results

~ Record Quarterly Revenue, Net Income and Backlog ~

CHELMSFORD, Mass.--(BUSINESS WIRE)--July 28, 2011--ZOLL Medical Corporation (Nasdaq GS: ZOLL), a manufacturer of resuscitation devices and related software solutions, today announced that revenues for the third quarter of fiscal 2011 increased 22% to $136.2 million, compared to revenues in the third quarter of last year of $111.3 million. Net income increased 65% to $9.5 million for the quarter, compared to $5.7 million in the prior year. Diluted earnings per share grew 62% to $0.42, compared to $0.26 in the prior year. Backlog at the end of the third quarter was approximately $32 million, as compared to $29 million at the end of Q2 2011 and $14 million at the end of Q3 2010.

Third quarter sales to the North American market were $68.6 million, an increase of 7% compared to $64.3 million for the prior-year period. Sales to the North American hospital market increased 19%. These hospital results included U.S. Military/Big Government sales of $7.4 million in the third quarter of fiscal 2011, compared to $3.4 million for the same period in the prior year. Excluding this military business, core North American hospital sales increased 6% to $28.0 million, compared to $26.4 million in the prior year. Sales to the North American pre-hospital market decreased 4% to $33.2 million, compared to $34.6 million last year. International revenues increased by 29% to $37.5 million, compared to $29.0 million in the same period in the prior year. LifeVest® revenues increased 67% to $30.0 million.

From a product perspective, total Temperature Management sales increased 40% to $7.0 million, compared to $5.0 million in the same period last year. Total AutoPulse® sales increased 31% to $5.0 million, compared to $3.8 million in the third quarter of last year.

Gross margin for the third quarter was 58%, compared to 54% in the third quarter of fiscal 2010. The increase primarily reflected an increased mix of higher margin LifeVest revenue as well as favorable pricing in North America.

Richard A. Packer, Chief Executive Officer of ZOLL, commented, “Q3 was a very strong quarter for ZOLL. During Q3, in the core defibrillator business, we saw increased momentum in both NA hospital and EMS, although not completely reflected in our revenue growth due to our increase in backlog. We are particularly encouraged to see improvement in our pipeline of potential business where larger hospitals who have been sitting on the sidelines for the past couple of years are now taking steps forward in their purchasing processes. The momentum being gained in the core business together with the exceptional growth we have been experiencing in the LifeVest and Temperature Management businesses accelerated our top-line growth. Record backlog reflected improvement in the core business and the overall strength of our Company.” Mr. Packer added, “Strong revenue growth in AutoPulse capital equipment sales during Q3 also indicates that the capital equipment market is moving forward.”

Mr. Packer noted, “Overall, we are pleased to see the business model transition we have been executing evidenced in the significant improvement in our gross margin and in our Q3 operating margin moving to 10%.”

Mr. Packer concluded, “We are very pleased with our continued progress in 2011. Our outlook for the year has continued to improve. We now expect to end the year with annual earnings per share in the mid-$1.30’s, which is above our previous guidance.”

ZOLL will host a conference call on Thursday, July 28, 2011 at 5:00 p.m. EDT to discuss its third quarter financial results. This conference call will be accessible on the Company’s home page at www.zoll.com. Recorded replays of this conference call will be available on the web page beginning later that day.

About ZOLL Medical Corporation

ZOLL Medical Corporation develops and markets medical devices and software solutions that help advance emergency care and save lives, while increasing clinical and operational efficiencies. With products for defibrillation and monitoring, circulation and CPR feedback, data management, fluid resuscitation, and therapeutic temperature management, ZOLL provides a comprehensive set of technologies which help clinicians, EMS and fire professionals, and lay rescuers treat victims needing resuscitation and critical care.

A NASDAQ Global Select company and a Forbes 100 Most Trustworthy Company in 2007, 2008, and 2009, ZOLL develops and manufactures its products in the United States, in California, Colorado, Illinois, Massachusetts, Pennsylvania, and Rhode Island. More than 400 direct sales and service representatives, 1,100 business partners, and 200 independent representatives serve our customers in over 140 countries around the globe. For more information, visit www.zoll.com.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, our belief regarding revenues, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company's Annual Report on Form 10-K filed with the SEC on December 17, 2010 and updated in the Company’s Quarterly Reports on Form 10-Q filed subsequently to the Form 10-K. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

© 2011 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AutoPulse, LifeVest, and ZOLL are registered trademarks of ZOLL Medical Corporation.

ZOLL MEDICAL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	July 3, 2011	October 3, 2010
ASSETS
Current assets:
Cash and cash equivalents	$59,468	$59,058
Short-term investments	1,326	3,203
Accounts receivable, net	104,096	99,543
Inventory	65,790	69,958
Prepaid expenses and other current assets	25,775	24,649
Total current assets	256,455	256,411
Property and equipment, net	65,735	49,923
Other assets, net	121,601	124,436
	$443,791	$430,770
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current and other liabilities:
Accounts payable	$20,441	$22,801
Accrued expenses and other liabilities	71,167	94,391
Total liabilities	91,608	117,192
Total stockholders’ equity	352,183	313,578
	$443,791	$430,770

ZOLL MEDICAL CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 3, 2011	July 4, 2010	July 3, 2011	July 4, 2010
Net sales	$136,151	$111,326	$371,808	$323,596
Cost of goods sold	57,006	51,243	159,950	148,642
Gross profit	79,145	60,083	211,858	174,954
Expenses:
Selling and marketing	42,608	32,954	116,630	97,037
General and administrative	11,448	9,059	33,663	27,973
Research and development	11,676	11,570	33,613	34,225
Total expenses	65,732	53,583	183,906	159,235
Income from operations	13,413	6,500	27,952	15,719
Other income	222	122	939	348
Income before taxes	13,635	6,622	28,891	16,067
Tax expense	4,146	885	9,478	4,364
Net income	$9,489	$5,737	$19,413	$11,703
Earnings per share:
Basic	$0.43	$0.27	$0.89	$0.55
Diluted	$0.42	$0.26	$0.87	$0.54
Weighted average common shares:
Basic	21,963	21,445	21,765	21,343
Diluted	22,703	21,859	22,350	21,675

CONTACT:
ZOLL Medical Corporation
A. Ernest Whiton, 978-421-9655
Chief Financial Officer